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Exhibit 21

SUSA Partnership, L.P.
Subsidiaries

All subsidiaries are organized under Tennessee law unless otherwise indicated.

441 Mini-Storage Partners, Ltd. (Florida)
ABC Self Storage Limited Co. (New Mexico)
Buzzman Partners I, LP  (Pennsylvania)
Buzzman Partners II, LP (Pennsylvania)
Calvine-SPC, LLC (Delaware)
Clarendon Storage Associates LP (Virginia)
Cole/Morgan, Ltd. (Texas)
Dade County Mini-Storage Associates, Ltd. (Florida)
DMMJ Limited Partnership (Maryland)
Elk Grove - SPC, LLC (Delaware)
Frankford Road Self Storage, Ltd. (Texas)
McNeil Drive Self Storage, Ltd. (Texas)
Oxnard-SPC, LLC (Delaware)
Parklawn Storage Partners, LP
Preston Self Storage, Ltd. (Texas)
River Road Limited  Partnership  (Maryland)
Rocklin-SPC,  LLC  (Delaware)  Savi
Ranch-SPC,  LLC (Delaware)
Southeast  Mini-Storage  Limited Partners  (Florida)
Spring Creek Self Storage,  Ltd. (Texas)
Storage Acquisition  Portfolio,  L.L.C. (Delaware)
Storage Development Portfolio,  L.L.C. (Delaware)
Storage Partners of Eatontown,  LLC (New Jersey)
Storage  Partners of Egg Harbor,  LLC (New Jersey)
Storage  Partners  of  Paoli,  LP
Storage  Partners  of West  Colonial,  L.L.C.
(Florida) Storage Portfolio I, LLC (Delaware)
Storage USA Franchise Corp
Storage USA of Palm  Beach  County LP  (Maryland)
Sunset  Mini-Storage  Partners,  Ltd. (Florida)
SUSA Brooklyn John,  L.P. (New York)
SUSA Brooklyn  Snyder,  L.P. (New York)
SUSA Columbia,  LP
SUSA Construction,  LLC (Delaware)
SUSA Germantown,  LP
SUSA Hackensack LP
SUSA Harrison, LP SUSA Holdings,  LP
SUSA Hollywood,  LP
SUSA Investments  I, LLC (Virginia)
SUSA  Investments  II, LLC (Virginia)
SUSA Long Island, L.P. (New York)
SUSA Management, Inc.
SUSA Mesa, LP
SUSA Mt. Vernon, LLC (New York)
SUSA Nashville, L.P.
SUSA Omni LP
SUSA Orange, LP
SUSA Peachtree, LLC (Virginia)
SUSA Secaucus, LP
SUSA-TN, LLC
SUSA Whitney Mesa, Limited Partnership (Nevada)
SUSA/38th  Avenue,  Capitola,  LP  (California)
Tamiami  Mini-Storage Partners, Ltd. (Florida)